UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): 02/25/2005

Markel Corporation

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 001-15811

Virginia	54-1959284
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4521 Highwoods Pkwy, Glen Allen, VA 23060

(Address of Principal Executive Offices, Including Zip Code)

804-747-0136

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items to be Included in this Report

Item 1.01 Entry into a Material Definitive Agreement

1. Fees for Non-Employee Directors

On February 25, 2005, the Board of Directors of Markel Corporation approved the following change to the compensation to be paid to non-employee directors. Effective May 23, 2005, each non-employee director of the Company will receive an annual fee of $30,000, plus reimbursement of expenses incurred in connection with attending meetings and training sessions attended at the request of the Company. All individual meeting fees will be eliminated. The Board also expects that upon vesting and issuance of previously granted restricted stock unit awards, or if a new non-employee director joins the Board, the Board will approve new awards of restricted stock units with the amount and terms of such awards to be determined at that time. Other terms and conditions affecting non-employee director compensation remain as set forth in Exhibit 10.14 to the Company’s annual report on Form 10-K for the year ended December 31, 2004.

2. Amendment of Executive Employment Agreements

On February 25, 2005, the Compensation Committee of the Board approved the amendment and restatement of the employment agreements for Messrs. Alan I. Kirshner, Anthony F. Markel, Steven A. Markel, Paul W. Springman and Thomas S. Gayner. The amendments were made in response to the American Jobs Creation Act of 2004 (“AJCA”), which among other matters imposes excise taxes on certain types of deferred compensation. With respect to Messrs. Kirshner, Anthony Markel and Steven Markel, the amendments eliminate, as of January 1, 2005, ongoing deferrals while “grandfathering” deferrals made prior to December 31, 2004. Base salaries were adjusted to $580,000, $554,000 and $540,000 for Messrs. Kirshner, Anthony Markel and Steven Markel, respectively, to reflect the elimination of the ongoing deferral benefit. With respect to all five executive officers, in response to provisions of the AJCA, the amendments defer for six months after termination of employment the commencement of payments that are treated as made under a deferred compensation plan for purposes of the Internal Revenue Code.

3. Modification of the Markel Corporation Executive Bonus Plan

On February 25, 2005, the Compensation Committee recommended, and the Board approved, modifying the Executive Bonus Plan and submitting it for shareholder approval at the Company’s annual meeting of shareholders on May 23, 2005 so that future payments under the plan will not be subject to the $1,000,000 deduction limit under Section 162(m) of the Internal Revenue Code.

The plan is administered by the Compensation Committee (or a sub-committee thereof) of the Board. The Committee has the power and complete discretion to select eligible employees to receive awards and to determine the type of award and its terms and conditions. All present and future executive officers of the Company whom the Committee determines to have contributed or who can be expected to contribute significantly to the Company are eligible to receive awards under the plan. Messrs. Alan I. Kirshner, Anthony F. Markel, Steven A. Markel, Darrell D. Martin, Paul W. Springman and Thomas S. Gayner are the only employees currently eligible for awards under this plan.

Bonus awards are subject to the achievement of pre-established performance goals and will be administered to comply with the requirements of Section 162(m). Performance goals will relate to growth in book value. The Committee will set target and maximum amounts payable under each performance award. The employee will receive the appropriate payment at the end of the performance period if the performance goals and other terms and conditions of the award are met. Bonus awards will be payable in cash. The aggregate maximum cash amount payable under the plan to any employee in any year cannot exceed the lesser of 250% of base salary or $2,500,000. Any performance award must be made prior to the 90th day of the period for which the performance award relates and prior to the completion of 25% of such period.

The Board can amend or terminate the plan at any time, except that only shareholders can approve amendments that would (i) materially change or impact which employees are eligible to participate or (ii) materially change the benefits that eligible employees may receive under the plan. However, the Board can amend the plan as necessary and without shareholder approval to ensure that the plan continues to comply with Section 162(m).

Subject to shareholder approval, a subcommittee of the Compensation Committee has made bonus awards to the six executive officers for 2005. The formula used to determine bonus awards under the plan for 2005 has not changed from that previously in effect, except that the provision allowing for a discretionary payment amount in the event the five-year average of the compound growth in book value per share exceeds 24% has been eliminated. In addition, for 2005, base salary used to calculate bonus will exclude the adjustments made to reflect the elimination of deferral benefits described above.

Under the plan, bonus awards for 2005 for Mr. Kirshner, Anthony F. Markel, Steven A. Markel and Mr. Martin, expressed as a percentage of base salary, will be based on a five-year average of the compound growth in book value per share of common stock as reflected in the schedule below. The bonus plan for Messrs. Springman and Gayner for 2005 is similar but is based on the three-year average of the compound growth in book value per share beginning January 1, 2003. For future bonus awards, the Company anticipates the measure for Mr. Gayner and Mr. Springman will be averaged for the period beginning January 1, 2003 to the measurement date until a five-year average is reached. Book value calculations may be increased or decreased by the Committee to reflect transactions after January 1, 2003 not in the ordinary course which may affect book value, including but not limited to, share issuances or conversions, share repurchases, dividends, distributions or other transactions affecting book value.

5 Year Average Compound Growth In Book Value Per Share	Bonus as % of Base Salary
Under 11%	0%
11%	25%
12%	30%
13%	40%
14%	50%
15%	60%
16%	75%
17%	90%
18%	100%
19%	110%
20%	125%
21%	145%
22%	170%
23%	200%
24%	250%

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Markel Corporation

Date: March 3, 2005.	By:	/s/ Gregory B. Nevers
Gregory B. Nevers Senior Vice President and General Counsel